NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, Elaine F. Marshall, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

LEVEL BEAUTY GROUP, INC.

the original of which was filed in this office on the 17th day of November, 2016.

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IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 17th day of November, 2016.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 11/17/2016 12:10:00 PM
Elaine F. Marshall
North Carolina Secretary of State
C2016 319 00008

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Level Beauty Group, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

Article 1 is hereby deleted in its entirety and replaced with the following:

1. The name of the corporation is Level Brands, Inc.

2. Article 2 is hereby deleted in its entirety and replaced with the following:

2. The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be one hundred fifty million (150,000,000) shares of Common Stock, par value $0.001 per share, and fifty million (50,000,000) shares of Preferred Stock, par value $0.001 per share.

Classes and series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

The Corporation shall be authorized and empowered to issue shares of one class or series of the Corporation's capital stock as dividends on shares of a different class or series of its capital stock.

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4. The date of adoption of each amendment was as follows: November 11, 2016

5. (Check either a, b, c, or d, whichever is applicable)

a.☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b.☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c.☐ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.)*

d. ☒ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT
Page 2

6. These articles will be effective upon filing, unless a delayed time and date is specified:

____

____

This the 11th day of November, 2016

Level Beauty Group, Inc.

By: ______________________________
Martin A. Sumichrast, Chief Executive Officer